FOR IMMEDIATE RELEASE	FOR INFORMATION CONTACT:
March 25, 2011	Evan N. Zeppos (414) 276-6237 or (414) 491-6610

CIB MARINE BANCSHARES ANNOUNCES 2010 FINANCIAL RESULTS
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Company sees improvement in operating results amid challenging economy

WAUKESHA, Wis. – Bank holding company CIB Marine Bancshares, Inc. (PINKSHEETS: CIBH.PK) today announced its 2010 financial results, showing a net loss of $17.3 million for the year. In 2009, after the company successfully completed a pre-packaged plan of reorganization, the bank recorded net income of $13.7 million and net loss before extraordinary net gains of $40.8 million. The company had recorded an extraordinary gain of $54.5 million in 2009 as a result of the restructuring.

“The year 2010 showed some improvements in our operating results, despite continued weak real estate markets and a poor business economy,” said Chuck Ponicki, President and CEO of CIB Marine Bancshares, Inc. “The company took a number of actions to reduce operating expenses and improve net interest margins. Additionally, CIB Marine Bancshares, Inc., managed its balance sheet and provided additional capital resources to its subsidiary, CIBM Bank, in order to achieve a Tier 1 capital ratio of 10.04%.”

“Our progress in 2010 was slow, but steady, and we still have much work to do to enhance our balance sheet and restore profitability.  As a result, we have announced we are closing our Scottsdale, Arizona office.  This action, to be completed in the second quarter of this year, will allow us to focus on providing excellent service to our new and existing customers in our core banking markets in the Midwest.  As we begin 2011 we have seen some recent improvements in the economy, but weak real estate markets continue to be a drag on the banking system in general, and us included.  Nonetheless, we are focused on three major activities – improving credit quality, maintaining capital, and enhancing earnings,” Ponicki said.

Ponicki said the 2010 financial results include:

•	A decline in nonaccrual loans to $34.5 million at December 31, 2010, from $57.9 million at the end of 2009.

•	A decrease in total noninterest expense of 23%, or $7.0 million, during 2010 after a reduction of $8.9 million during 2009.

•	The closing of two banking offices and reduction of 20 full time equivalent positions.

•	Net loss per share of $0.95 for 2010 compared to net income per share of $0.75 for 2009 and a net loss per share of $2.24 for 2009 before extraordinary net gains.

•	Consolidated Tier 1 Capital of $73.4 million, or 11.80% of average assets at December 31, 2010, compared to $90.9 million and 12.08% at the close of 2009.

•	Book value per share of $0.48 at the end of 2010 compared to $1.36 at the end of 2009.

•	Total assets of $589 million at December 31, 2010, compared to $710 million at the prior year’s end, largely reflecting declines in securities and loans. As a result, the subsidiary bank reduced its higher cost time deposits by $126 million.

CIB Marine Bancshares, Inc. is the holding company for CIBM Bank, which operates 15 banking offices in Central Illinois, Wisconsin, Indiana and Arizona. More information on the company is available at www.cibmarine.com.

This statement contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2010.

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